Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Alliance Laundry Holdings Inc. and to the incorporation by reference therein of our report dated March 13, 2026, with respect to the consolidated financial statements of Alliance Laundry Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 17, 2026